Exhibit (h.9)

Amendment No. 1 to Transfer Agent Interactive Client Services Agreement

This Amendment No. 1 (this “Amendment”) is dated as of October __, 2008, to the Transfer Agent Interactive Client Services Agreement (the “Agreement”), dated as of August 13, 2008, between Heartland Group, Inc. (the “Fund”) and ALPS Fund Services, Inc. (“ALPS”).

WHEREAS, ALPS and the Fund wish to amend the Agreement to include remote access services (“Remote Access”) provided by ALPS to the Fund.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.           Section 2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)
The Fund hereby appoints ALPS to provide the services set forth in Appendix B, Appendix C, Appendix F and Appendix G attached hereto, as amended from time to time, upon the terms and conditions hereinafter set forth.  ALPS hereby accepts such appointment and agrees to furnish such specified services.  ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

2.	The Agreement is hereby amended to addAppendix D-1 (Remote Access Fee Schedule).

3.	Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

3.
ALPS Compensation; Expenses.  In consideration for the services to be performed hereunder by ALPS, the Fund shall pay ALPS the fees and reasonable out-of-pocket expenses and advances listed in Appendix D and Appendix D-1 hereto.  In addition, any other expenses incurred by ALPS at the request or with the consent of the Fund will be reimbursed by the Fund.  Such fees and out-of-pocket expenses and advances identified in Appendix D and Appendix D-1 below may be changed from time to time by ALPS on thirty (30) days written notice to the Fund.  Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Fund and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Fund originally provided to ALPS.

4.	The Agreement is hereby amended to addAppendix E-1 (Security Procedures – Remote Access Services).

5.	Section 8 of the Agreement is hereby deleted in its entirety and replaced with the following:

Exhibit (h.9)

8.
Security Procedures.  ALPS may, but shall not be required to, modify the Security Procedures set forth in Appendix E and Appendix E-1 from time to time to the extent it believes, in good faith, that such modifications will enhance the security of the ICS.  All data and information transmissions via the ICS are for informational purposes only, and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of the Fund.

6.	The Agreement is hereby amended to add Appendix G (Remote Access).

7.
Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[signature page follows]

Exhibit (h.9)

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

HEARTLAND GROUP, INC.		ALPS FUND SERVICES, INC.

By:	/s/ Paul T. Beste	By:	/s/ Jeremy O. May
Name:	Paul T. Beste	Name:	Jeremy O. May
Title:	Vice President and Secretary	Title:	Managing Director

Exhibit (h.9)

APPENDIX D-1

REMOTE ACCESS FEE SCHEDULE1

Setup Fees
	Inquiry Only	$2,000

Monthly Fee
	Up to 2 Users	$500
	Each Additional User	$50

Out-of-Pocket Expenses

Expenses may be incurred by ALPS from third parties for the provision of Remote Access services, including but not limited to, any client-requested customization to reports or functionality within PowerAgent and performed by a third party.  These expenses will be directly passed through to the Fund.

1           ALPS and the Fund hereby agree that the Remote Access Fee Schedule is for an initial term of two years from the date of this Amendment (the “Initial Term”) and that the Remote Access Fee Schedule may be renewed at the end of the Initial Term.

Exhibit (h.9)

APPENDIX E-1

SECURITY PROCEDURES – REMOTE ACCESS SERVICES

1.	Password Requirements

User authentication will occur through a Windows Active Directory domain.  User passwords will be required to be a minimum of eight (8) characters long and meet the requirements of a strong password.  Passwords must be reset every 45 days.

2.	Encryption

The application will be delivered via the Citrix ICA protocol and communications protected using either TLS1.0 or SLLv3 128-bit encryption.

3.	Network Access Control

The gateway and application server farm will reside in the Denver data center.  The gateway server resides behind a firewall in a DMZ and only access over port 443 will be allowed from the Internet.  The gateway server will accept client requests and forward them on to the application server farm in the internal ALPS’ network.  These communications will be validated using a secure ticketing authority and encrypted between the gateway and the application server farm using an SSL relay.

The gateway and application farm servers will be hardened utilizing Microsoft and Citrix recommended procedures.

4.	Independent Security Review

Network security assessments are performed on a periodic basis to ensure that ALPS’ systems are secure and meet industry security standards and best practices.

5.	Limitation of Users

Access by ALPS’ personnel to the gateway and application server farm is restricted within ALPS to a limited number of users based upon ALPS’ system administration requirements or processing requirements, as determined by appropriate ALPS’ systems and department managers.

Exhibit (h.9)

APPENDIX G

REMOTE ACCESS

1.
Remote Access Services. The Fund has requested, and ALPS will provide, Remote Access Services (“Remote Access”) as one of the Interactive Client Services (“ICS”) provided pursuant to the terms of the Agreement between the Fund and ALPS. Through Remote Access, the Fund will have access to ALPS’ transfer agency system, via a secure sockets layer virtual private network.

2.	ALPS Responsibilities. In connection with its performance of Remote Access, ALPS shall:

(a)
designated members of the ALPS’ Transfer Agency department will handle all non-technical support; non-technical support refers to general PowerAgent questions and “how tos” (i.e., being lock out and/or needing a password reset); the ALPS’ Information Technology support team will handle technical support, which includes any issues that limit or prohibit the Fund’s ability to successfully connect and are under ALPS’ control;

(b)	coordinate implementation of Remote Access with Fund technical staff;

(c)	provide required browser plug-in required to successful connect to Remote Access;

(d)	provide availability to Remote Access from 8 a.m. to 8 p.m., Eastern Time, Monday through Friday, unless notice is otherwise provided to the Fund;

(e)	provide read-only access to the all areas of the transfer agency system including the following data: Maintain Transactions; Audit
Trail; Account Reps; Accounts; Audit Trail; Fund Transactions; Money Transactions;

(f)	monitor the users of the Remote Access, indicating on a tracking spreadsheet the level of access or each active user; and

(g)	perform all other ALPS’ obligations as set forth in this Amendment and the Agreement.

3.	Fund Responsibilities. In connection with its use of Remote Access, the Fund, through its service providers, shall:

(a)	provide all computers, telecommunications equipment and other data connections, equipment and software reasonably necessary to access Remote Access, other than the browser plug-in noted above;

(b)	provide cooperation of technical support to insure the proper implementation and continued connectivity to Remote Access;

(c)	provide ALPS with: a contact for receipt of enhancement and maintenance notices;

Exhibit (h.9)

(d)	coordinate its own internal security and IT staff to insure that Remote Access does not violate any established Fund policy;

(e)	provide ALPS with pre-determined IP addresses for those users;

(f)
designated by the Fund to have Remote Access.  All users designated by the Fund will be required to review and accept a terms of use agreement for Remote Access, which includes adherence to established security policies; failure for Fund users to do so could result in suspension of Remote Access;

(g)	provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS’ obligations hereunder; and

(h)	perform all other Fund obligations as set forth in this Amendment and the Agreement.

4.
Fees.  The current fees payable to ALPS by the Fund for Remote Access are set forth below in Appendix D-1 to this Amendment.  ALPS reserves the right to change billable rates as it deems necessary upon 30 days’ written notice to the Fund.